Exhibit 99.1
Michael D. Bluhm, Chief Financial Officer 240.744.5110 Gee Lingberg, Senior Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. REPORTS RESULTS FOR THE FIRST QUARTER 2019

BETHESDA, MD; May 1, 2019 – Host Hotels & Resorts, Inc. (NYSE: HST) (“Host Hotels” or the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for the first quarter of 2019.

Operating Results 1

(unaudited, in millions, except per share and hotel statistics)

	Quarter ended March 31,		Percent
	2019	2018	Change
Total revenues	$1,390	$1,346	3.3%
Comparable hotel revenues (1)	1,184	1,182	0.2%
Net income	189	256	(26.2)%
EBITDAre and Adjusted EBITDAre (1)	406	370	9.7%
Change in comparable hotel RevPAR:
Domestic properties	(1.2)
International properties - Constant US$	11.4
Total - Constant US$	(1.0)

Diluted earnings per common share	0.25	0.34	(26.5)%
NAREIT FFO and Adjusted FFO per diluted share (1)	0.48	0.43	11.6%

*Additional detail on the Company’s results, including data for 22 domestic markets and top 40 hotels by RevPAR, is available in the First Quarter 2019 Supplemental Financial Information available on the Company’s website at www.hosthotels.com.

Highlights

•

Total revenues improved 3.3% for the quarter, driven by the acquisitions of four premier hotels since March 2018. Also helping drive the improvement in revenues was a 30 basis point increase in comparable Total RevPAR to $274 for the quarter, which includes all hotel-level revenues per available room.

•

The Company increased its overall profitability, despite a comparable hotel RevPAR decline of 1.0% for the quarter on a constant dollar basis. The decline in RevPAR was primarily driven by the Marriott transformational capital program and the effect of the government shutdown.

•

Net income and earnings per share of $189 million and $0.25, respectively, were affected by a reduction in gains on sales of assets compared to the first quarter of 2018. However, the Company experienced strong growth in Adjusted EBITDAre of 9.7% to $406 million and Adjusted FFO per share of 11.6% to $0.48 per share.

James F. Risoleo, President and Chief Executive Officer, said, “Our first quarter results reflect our proven ability to drive operational outperformance as well as the scale and strength of Host Hotels’ integrated investment platform. Our margin

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and comparable hotel results are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

performance for the quarter is nothing short of remarkable. We are very pleased to report a beat and raise quarter and to raise net income, Adjusted EBITDAre and Adjusted FFO per share guidance for the full year. Our disciplined and strategic capital allocation decisions have significantly enhanced the quality of our portfolio and we remain focused on value-enhancing growth opportunities to complement our collection of iconic and irreplaceable assets. As discussed last quarter, we have nearly $2.5 billion of investment capacity that can be comfortably deployed while maintaining our commitment to our investment-grade balance sheet. We do not intend to move higher than our targeted leverage range, nor do we intend to invest beyond that capacity.”

Operating Performance

GAAP Metrics

•

The improvement in total revenues of 3.3% for the quarter was due to the operations of the 1 Hotel South Beach acquired in February and the Hyatt hotel portfolio acquired in 2018, partially offset by the disposition of five hotels in 2019 and 2018.

•	GAAP operating profit margin increased 280 basis points for the quarter, due to higher margins at hotels acquired in 2019 and 2018 and items that affected comparable margins discussed below.
•	Net income decreased by $67 million to $189 million for the quarter, primarily due to a decrease in gain on sale of assets, partially offset by the improvement in operating profit.
•	Diluted earnings per common share decreased 26.5% for the quarter.

Other Metrics

•

Comparable RevPAR on a constant dollar basis declined 1.0% for the quarter, due to a 180 basis point decrease in occupancy, partially offset by a 1.3% increase in average room rate. The decline in RevPAR was primarily the result of an estimated 40 basis point decrease for the comparable hotels in the Marriott transformational capital program and an estimated 30 basis point decrease related to the government shutdown primarily affecting Washington, D.C. and San Diego.

•	Comparable hotel revenues increased 0.2% for the quarter.
•	Comparable hotel EBITDA increased by $7 million, or 1.9%, for the quarter.
•	Comparable hotel EBITDA margins improved 50 basis points for the quarter due to several factors, including:
o	an increase in average room rates;
o	improvement in rooms and food and beverage productivity and a decrease in other operating expenses resulting from Company initiatives;
o	an increase in ancillary revenues;
o	benefits from synergies of the Marriott International merger with Starwood Hotels; and
o	the receipt of operating profit guarantees provided by Marriott related to transformational capital projects.
•	Adjusted EBITDAre increased by $36 million, or 9.7%, for the quarter.
•	Adjusted FFO per diluted share increased 11.6% for the quarter.

Acquisitions and Dispositions

During the first quarter, the Company acquired the 1 Hotel South Beach for $610 million and sold The Westin New York Grand Central for $302 million, including approximately $20 million of FF&E funds. On April 2, the Company sold The Westin Mission Hills Golf Resort & Spa for $27 million.

Capital Allocation

During the quarter, the Company invested approximately $110 million in capital expenditures, of which $52 million were return on investment (“ROI”) capital expenditures and $58 million were on renewal and replacement projects.

For 2019, the Company expects capital expenditures of between $550 million and $625 million. This comprises between $315 million and $350 million in ROI projects and between $235 million and $275 million in renewal and replacement projects. The ROI projects include approximately $225 million that are part of the previously announced agreement with Marriott International.

Dividends

The Company paid a regular quarterly cash dividend of $0.20 per share on its common stock on April 15, 2019 to stockholders of record as of March 29, 2019. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors.

Balance Sheet

At March 31, 2019, the Company had approximately $1,082 million of unrestricted cash, not including $191 million in the FF&E escrow reserves, and $944 million of available capacity under the revolver portion of its credit facility. Total debt was $3.9 billion, with an average maturity of 3.9 years and an average interest rate of 4.3%. The Company has no debt maturities until 2020.

As previously announced, the Company has $500 million of capacity available under its current common share repurchase program. No shares were repurchased in the first quarter of 2019. As previously announced, the Company has a distribution agreement in place under which it may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $500 million in “at the market” offerings. No shares were issued in the first quarter of 2019.

2019 Outlook

For 2019, the Company’s forecast for comparable hotel RevPAR growth is 0% to 2.0%. The RevPAR guidance reflects an estimated 45 basis points of disruption impact from the incremental capital expenditures associated with the Marriott transformational capital program. However, the estimated effect to earnings caused by these expenditures is offset by the operating profit guarantees provided by Marriott. The Company expects to receive $23 million of operating profit guarantees in 2019, of which $10 million is included in comparable hotel EBITDA, to offset the disruption to operations caused by the incremental spend on those properties. The Company estimates its 2019 operating results as compared to the prior year will change in the following range:

	Previous Full Year 2019 Guidance	Current Full Year 2019 Guidance	Change in Full Year 2019 Guidance to the Mid-Point
Total comparable hotel RevPAR - Constant US$ (1)	0.0% to 2.0%	0.0% to 2.0%	0 bps
Total revenues under GAAP	0.6% to 2.6%	0.1% to 2.1%	(50 bps)
Operating profit margin under GAAP	440 bps to 530 bps	460 bps to 550 bps	20 bps
Comparable hotel EBITDA margins	(50) bps to 10 bps	(25) bps to 35 bps	25 bps

__________

(1)

Forecast comparable hotel results include 81 hotels that are assumed will be classified as comparable as of December 31, 2019. See the 2019 Forecast Schedules for a listing of hotels excluded from the full year 2019 comparable hotel set.

Based upon the above parameters, the Company estimates its 2019 guidance as follows:

	Previous Full Year 2019 Guidance	Current Full Year 2019 Guidance	Change in Full Year 2019 Guidance to the Mid-Point
Net income (in millions)	$587 to $652	$619 to $683	$31.5
Adjusted EBITDAre (in millions)	$1,515 to $1,580	$1,535 to $1,600	$20
Diluted earnings per common share	$.78 to $.87	$.82 to $.91	$.04
NAREIT FFO per diluted share	$1.72 to $1.81	$1.76 to $1.84	$.03
Adjusted FFO per diluted share	$1.72 to $1.81	$1.76 to $1.84	$.03

See the 2019 Forecast Schedules and the Notes to Financial Information for other assumptions used in the forecasts and items that may affect forecast results.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 87 properties in the United States and five properties internationally totaling approximately 51,500 rooms. The Company also holds non-controlling interests in six domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands in the operation of properties in over 50 major markets. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 1, 2019, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

Host Hotels & Resorts, Inc., herein referred to as “we” or “Host Inc.,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of March 31, 2019, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net income attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

2019 OPERATING RESULTS	PAGE NO.
Condensed Consolidated Balance Sheets (unaudited) March 31, 2019 and December 31, 2018	6
Condensed Consolidated Statements of Operations (unaudited) Quarter Ended March 31, 2019 and 2018	7
Earnings per Common Share (unaudited) Quarter Ended March 31, 2019 and 2018	8
Hotel Operating Data
Hotel Operating Data for Consolidated Hotels (by Location)	9

Schedule of Comparable Hotel Results	10
Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre	11
Reconciliation of Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share	12
2019 FORECAST INFORMATION
Reconciliation of Net Income to EBITDA, EBITDAre, and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for 2019 Forecasts	13
Schedule of Comparable Hotel Results for 2019 Forecasts	14
Notes to Financial Information	16

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets

(unaudited, in millions, except shares and per share amounts)

	March 31, 2019	December 31, 2018

ASSETS
Property and equipment, net	$10,296	$9,760
Right-of-use assets(1)	616	—
Assets held for sale	31	281
Due from managers	145	71
Advances to and investments in affiliates	54	48
Furniture, fixtures and equipment replacement fund	191	213
Other	162	175
Cash and cash equivalents	1,082	1,542
Total assets	$12,577	$12,090

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt (2)
Senior notes	$2,783	$2,782
Credit facility, including the term loans of $998	1,051	1,049
Other debt	28	6
Total debt	3,862	3,837
Lease liabilities(1)	625	—
Accounts payable and accrued expenses	240	293
Other	183	266
Total liabilities	4,910	4,396

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	147	128

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 740.9 million shares and 740.4 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	8,138	8,156
Accumulated other comprehensive loss	(59)	(59)
Deficit	(573)	(610)
Total equity of Host Hotels & Resorts, Inc. stockholders	7,513	7,494
Non-redeemable non-controlling interests—other consolidated partnerships	7	72
Total equity	7,520	7,566
Total liabilities, non-controlling interests and equity	$12,577	$12,090
___________
(1)

On January 1, 2019, we adopted Accounting Standard Update No. 2016-02, Leases (Topic 842), as amended. The new standard requires that all leases, including operating leases, be recognized as lease assets and lease liabilities on the balance sheet. As a result, we have recognized right of use assets of $616 million and lease liabilities of $625 million as of March 31, 2019. The adoption did not affect our statement of operations.

(2)	Please see our First Quarter 2019 Supplemental Financial Information for more detail on our debt balances.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statements of Operations

(unaudited, in millions, except per share amounts)

	Quarter ended March 31,
	2019	2018
Revenues
Rooms	$857	$844
Food and beverage	433	413
Other	100	89
Total revenues	1,390	1,346
Expenses
Rooms	217	224
Food and beverage	285	278
Other departmental and support expenses	327	315
Management fees	54	54
Other property-level expenses	92	98
Depreciation and amortization	170	178
Corporate and other expenses(1)	29	28
Total operating costs and expenses	1,174	1,175
Operating profit	216	171
Interest income	8	3
Interest expense	(43)	(44)
Gain on sale of assets	5	120
Equity in earnings of affiliates	5	10
Income before income taxes	191	260
Provision for income taxes	(2)	(4)
Net income	189	256
Less: Net income attributable to non-controlling interests	(3)	(3)
Net income attributable to Host Inc.	$186	$253
Basic and diluted earnings per common share	$.25	$.34
___________
(1)	Corporate and other expenses include the following items:
	Quarter ended March 31,
	2019	2018
General and administrative costs	$25	$25
Non-cash stock-based compensation expense	4	3
Total	$29	$28

HOST HOTELS & RESORTS, INC.

Earnings per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended March 31,
	2019	2018
Net income	$189	$256
Less: Net income attributable to non-controlling interests	(3)	(3)
Net income attributable to Host Inc.	$186	$253

Basic weighted average shares outstanding	740.6	739.2
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	.2	.4
Diluted weighted average shares outstanding (1)	740.8	739.6
Basic and diluted earnings per common share	$.25	$.34
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Location in Constant US$

	As of March 31, 2019		Quarter ended March 31, 2019			Quarter ended March 31, 2018
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Maui/Oahu	3	1,682	$399.24	89.2%	$356.00	$396.73	91.4%	$362.47	(1.8)%
Jacksonville	1	446	367.78	78.6	289.04	355.15	71.3	253.14	14.2
Phoenix	5	2,163	339.86	84.1	285.90	317.94	83.7	266.02	7.5
Florida Gulf Coast	3	940	328.81	85.0	279.47	323.19	84.6	273.36	2.2
Los Angeles	4	1,726	223.86	86.5	193.59	230.25	89.2	205.41	(5.8)
San Francisco/San Jose	5	2,353	252.45	76.0	191.79	225.49	80.2	180.76	6.1
Miami	2	843	210.99	86.9	183.31	207.22	88.5	183.36	—
San Diego	4	4,341	235.04	77.4	181.93	231.83	81.9	189.78	(4.1)
Washington, D.C. (CBD)	5	3,238	247.89	73.3	181.79	250.33	71.8	179.63	1.2
Atlanta	5	1,936	224.73	77.9	175.00	192.08	78.7	151.15	15.8
New Orleans	1	1,333	209.79	81.6	171.18	197.38	82.7	163.21	4.9
New York	3	4,259	236.38	72.0	170.27	252.47	77.7	196.18	(13.2)
Orlando	1	2,004	208.20	79.0	164.41	210.77	81.6	172.05	(4.4)
San Antonio	2	1,513	196.01	77.4	151.75	198.26	75.7	150.18	1.0
Orange County	4	1,432	193.05	78.2	150.88	192.00	76.3	146.53	3.0
Seattle	2	1,315	194.12	77.4	150.15	201.47	75.1	151.30	(0.8)
Philadelphia	2	810	190.16	78.1	148.48	192.13	83.5	160.48	(7.5)
Houston	4	1,716	182.60	75.8	138.36	178.84	76.5	136.75	1.2
Northern Virginia	5	1,919	189.73	69.6	132.13	186.56	71.7	133.83	(1.3)
Boston	4	3,185	185.32	68.3	126.54	183.76	70.7	129.97	(2.6)
Denver	3	1,340	161.82	64.7	104.75	152.93	67.5	103.26	1.4
Chicago	6	2,393	141.59	62.4	88.30	148.46	67.2	99.80	(11.5)
Other	8	3,596	174.04	70.4	122.54	176.71	72.2	127.59	(4.0)
Domestic	82	46,483	227.85	75.5	172.07	224.59	77.5	174.11	(1.2)

International	5	1,499	143.88	67.6	97.32	141.14	61.9	87.35	11.4
All Locations - Constant US$	87	47,982	225.49	75.3	169.74	222.50	77.0	171.40	(1.0)

All Owned Hotels in Constant US$ (2)

	As of March 31, 2019		Quarter ended March 31, 2019			Quarter ended March 31, 2018
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	87	47,982	$225.49	75.3%	$169.74	$222.50	77.0%	$171.40	(1.0)%
Non-comparable Hotels (Pro forma)	6	3,803	486.08	80.7	392.36	446.16	88.2	393.42	(0.3)
All Hotels	93	51,785	246.13	75.7	186.27	241.31	77.9	187.89	(0.9)

Comparable Hotels in Nominal US$

	As of March 31, 2019		Quarter ended March 31, 2019			Quarter ended March 31, 2018
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
International	5	1,499	$143.88	67.6%	$97.32	$153.01	61.9%	$94.70	2.8%
Domestic	82	46,483	227.85	75.5	172.07	224.59	77.5	174.11	(1.2)
All Locations	87	47,982	225.49	75.3	169.74	222.79	77.0	171.63	(1.1)

(1)

See the Notes to Financial Information for a discussion of comparable hotel operating statistics and constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation. CBD of a location refers to the central business district.

(2)

Operating statistics are presented for all consolidated properties owned as of March 31, 2019 and do not include the results of operations for properties sold in 2019 or 2018. Additionally, all owned hotel operating statistics include hotels that we did not own for the entirety of the periods presented and properties that are undergoing large-scale capital projects during the periods presented and, therefore, are not considered comparable hotel information upon which we usually evaluate our performance. Specifically, comparable RevPAR is calculated as room revenues divided by the available room nights, which will rarely vary on a year-over-year basis. Conversely, the available room nights included in the non-comparable RevPAR statistic will vary widely based on the timing of hotel closings, the scope of a capital project, or the development of a new property. Comparable Total RevPAR is calculated as rooms, food and beverage and other revenues by the available room nights. See the Notes to Financial Information – Comparable Hotel Operating Statistics for further information on these pro forma statistics and the limitations on their use.

•

Non-comparable hotels (pro forma) - This represents two hotels under significant renovations in 2018 and 2019, and four hotels acquired in 2018 and 2019, which are presented on a pro forma basis assuming we owned the hotels as of January 1, 2018 and includes historical operating data for periods prior to our ownership. As a result, the RevPAR decrease of 0.3% for the quarter for these six hotels is considered non-comparable.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended March 31,
	2019	2018
Number of hotels	87	87
Number of rooms	47,982	47,982
Change in comparable hotel RevPAR -
Constant US$	(1.0)%	—
Nominal US$	(1.1)%	—
Operating profit margin (2)	15.5%	12.7%
Comparable hotel EBITDA margin (2)	28.1%	27.6%
Food and beverage profit margin (2)	34.2%	32.7%
Comparable hotel food and beverage profit margin (2)	34.3%	34.2%

Net income	$189	$256
Depreciation and amortization	170	178
Interest expense	43	44
Provision for income taxes	2	4
Gain on sale of property and corporate level income/expense	11	(105)
Non-comparable hotel results, net (3)	(82)	(51)
Comparable hotel EBITDA	$333	$326

	Quarter ended March 31, 2019				Quarter ended March 31, 2018
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Room	$857	$(124)	$—	$733	$844	$(103)	$—	$741
Food and beverage	433	(61)	—	372	413	(41)	—	372
Other	100	(21)	—	79	89	(20)	—	69
Total revenues	1,390	(206)	—	1,184	1,346	(164)	—	1,182
Expenses
Room	217	(29)	—	188	224	(31)	—	193
Food and beverage	285	(41)	—	244	278	(33)	—	245
Other	473	(54)	—	419	467	(49)	—	418
Depreciation and amortization	170	—	(170)	—	178	—	(178)	—
Corporate and other expenses	29	—	(29)	—	28	—	(28)	—
Total expenses	1,174	(124)	(199)	851	1,175	(113)	(206)	856
Operating Profit - Comparable Hotel EBITDA	$216	$(82)	$199	$333	$171	$(51)	$206	$326
___________

(1)

See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of comparable hotel results. For additional information on comparable hotel EBITDA by location, see the First Quarter 2019 Supplemental Financial Information posted on our website.

(2)

Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the above tables.

(3)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) the results of our office spaces and other non-hotel income.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to

EBITDA, EBITDAre and Adjusted EBITDAre (1)

(unaudited, in millions)

	Quarter ended March 31,
	2019	2018
Net income	$189	$256
Interest expense	43	44
Depreciation and amortization	170	170
Income taxes	2	4
EBITDA	404	474
Gain on dispositions (2)	(2)	(119)
Non-cash impairment expense	—	8
Equity investment adjustments:
Equity in earnings of Euro JV (3)	—	(2)
Equity in earnings of affiliates other than Euro JV	(5)	(8)
Pro rata EBITDAre of Euro JV (3)	—	7
Pro rata EBITDAre of equity investments other than Euro JV	9	10
EBITDAre and Adjusted EBITDAre	$406	$370
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)	Reflects the sale of one hotel in each of 2019 and 2018.
(3)	Represents our share of earnings and pro rata EBITDAre from the European Joint Venture (“Euro JV”). Our approximate one-third non-controlling interest was sold on December 21, 2018.

HOST HOTELS & RESORTS, INC.

Reconciliation of Diluted Earnings per Common Share to

NAREIT and Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended March 31,
	2019	2018
Net income	$189	$256
Less: Net income attributable to non-controlling interests	(3)	(3)
Net income attributable to Host Inc.	186	253
Adjustments:
Gain on dispositions (2)	(2)	(119)
Depreciation and amortization	169	169
Non-cash impairment expense	—	8
Equity investment adjustments:
Equity in earnings of affiliates	(5)	(10)
Pro rata FFO of equity investments	9	16
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	1	—
FFO adjustments for non-controlling interests of Host L.P.	(2)	(1)
NAREIT FFO and Adjusted FFO (3)	$356	$316

For calculation on a per share basis (4):

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	740.8	739.6
Diluted earnings per common share	$.25	$.34
NAREIT FFO and Adjusted FFO per diluted share	$.48	$.43
___________
(1-2)	Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre.
(3)

Effective January 1, 2019, we adopted NAREIT’s Funds From Operations White Paper – 2018 Restatement. The adoption did not result in a change in the way we calculate NAREIT FFO. See the Notes to Financial Information for a description of NAREIT FFO.

(4)

Earnings per diluted share and NAREIT FFO and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to EBITDA, EBITDAre, and Adjusted EBITDAre and

Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for 2019 Forecasts (1)

(unaudited, in millions, except per share amounts)

	Full Year 2019
	Low-end of range	High-end of range
Net income	$619	$683
Interest expense	177	177
Depreciation and amortization	697	697
Income taxes	28	29
EBITDA	1,521	1,586
Gain on dispositions	(2)	(2)
Equity investment adjustments:
Equity in earnings of affiliates	(10)	(10)
Pro rata EBITDAre of equity investments	26	26
EBITDAre	1,535	1,600
Adjusted EBITDAre	$1,535	$1,600

	Full Year 2019
	Low-end of range	High-end of range
Net income	$619	$683
Less: Net income attributable to non-controlling interests	(9)	(10)
Net income attributable to Host Inc.	610	673
Adjustments:
Gain on dispositions	(2)	(2)
Depreciation and amortization	693	693
Equity investment adjustments:
Equity in earnings of affiliates	(10)	(10)
Pro rata FFO of equity investments	20	20
Consolidated partnership adjustments:
FFO adjustment for non-controlling interests of Host LP	(7)	(7)
NAREIT FFO	1,304	1,367
Adjusted FFO	$1,304	$1,367

Weighted average diluted shares - EPS, NAREIT and Adjusted FFO	741.8	741.8
Diluted earnings per common share	$0.82	$0.91
NAREIT FFO per diluted share	$1.76	$1.84
Adjusted FFO per diluted share	$1.76	$1.84
___________

(1)	The forecasts are based on the below assumptions:
•

Total comparable hotel RevPAR in constant US$ will increase 0.0% to 2.0% for the low and high end of the forecast range, which excludes the effect of changes in foreign currency. However, the effect of estimated changes in foreign currency has been reflected in the forecast of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share.

•	Comparable hotel EBITDA margins will decrease 25 basis points or increase 35 basis points for the low and high ends of the forecasted RevPAR range, respectively.
•	We expect to spend approximately $315 million to $350 million on ROI capital expenditures and approximately $235 million to $275 million on renewal and replacement capital expenditures.
•

The above forecast assumes the sale of two additional properties. The transactions are subject to customary and other closing conditions which may not be satisfied and there can be no assurances that we will be able to complete the transactions at the prices assumed in the forecast.

For a discussion of additional items that may affect forecasted results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2019 Forecasts (1)

(unaudited, in millions, except hotel statistics)

			Full Year 2019
			Low-end of range	High-end of range
Operating profit margin (2)			14.2%	15.1%
Comparable hotel EBITDA margin (3)			28.9%	29.5%

Net income			$619	$683
Depreciation and amortization			697	697
Interest expense			177	177
Provision for income taxes			28	29
Corporate level income/expense			76	76
Non-comparable hotel results, net (4)			(252)	(261)
Comparable hotel EBITDA			$1,345	$1,401

	Low-end of range
		Adjustments
	GAAP Results	Non-comparable hotel results, net (4)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Rooms	$3,518	$(534)	$—	$2,984
Food and beverage	1,641	(248)	—	1,393
Other	372	(87)	—	285
Total revenues	5,531	(869)	—	4,662
Expenses
Hotel expenses	3,934	(617)	—	3,317
Depreciation	697	—	(697)	—
Corporate and other expenses	113	—	(113)	—
Total expenses	4,744	(617)	(810)	3,317
Operating Profit - Comparable Hotel EBITDA	$787	$(252)	$810	$1,345

	High-end of range
		Adjustments
	GAAP Results	Non-comparable hotel results, net (4)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Rooms	$3,588	$(544)	$—	$3,044
Food and beverage	1,673	(252)	—	1,421
Other	379	(89)	—	290
Total revenues	5,640	(885)	—	4,755
Expenses
Hotel expenses	3,978	(624)	—	3,354
Depreciation and amortization	697	—	(697)	—
Corporate and other expenses	113	—	(113)	—
Total expenses	4,788	(624)	(810)	3,354
Operating Profit - Comparable Hotel EBITDA	$852	$(261)	$810	$1,401
___________

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2019 Forecasts (1) (cont.)

(unaudited, in millions, except hotel statistics)

(1)

Forecast comparable hotel results include 81 hotels (of our 93 hotels owned at March 31, 2019) that we have assumed will be classified as comparable as of December 31, 2019. See “Comparable Hotel Operating Statistics” in the Notes to Financial Information. No assurances can be made as to the hotels that will be in the comparable hotel set for 2019. Also, see the notes to the “Reconciliation of Net Income to EBITDA, EBITDAre, and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for 2019 Forecasts” for other forecast assumptions and further discussion of transactions affecting our comparable hotel set.

(2)	Operating profit margin under GAAP is calculated as the operating profit divided by the forecast total revenues per the condensed consolidated statements of operations.
(3)	Comparable hotel EBITDA margin is calculated as the comparable hotel EBITDA divided by the comparable hotel sales per the tables above.
(4)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, (ii) gains on insurance settlements and business interruption proceeds, and (iii) the results of our office spaces and other non-hotel income. The following hotels are expected to be non-comparable for full-year forecast:

Acquisitions:
•	Andaz Maui at Wailea Resort (acquired in March 2018)
•	Grand Hyatt San Francisco (acquired in March 2018)
•	Hyatt Regency Coconut Point Resort and Spa (acquired in March 2018)
•	1 Hotel South Beach (acquired in February 2019)

Renovations:
•	The Ritz-Carlton, Naples (business disruption beginning in the second quarter of 2018)
•	San Francisco Marriott Marquis (business disruption beginning in the third quarter of 2018)
•	Costa Mesa Marriott (business disruption in 2019)
•	Minneapolis Marriott City Center (business disruption in 2019)
•	San Antonio Marriott Rivercenter (business disruption in 2019)

Dispositions or properties under contract (includes forecast or actual results from January 1, 2019 through the anticipated or actual sale date):
•	The Westin New York Grand Central (sold January 9, 2019)
•	The Westin Mission Hills Golf Resort & Spa (sold April 2, 2019)
•	Two unspecified dispositions

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Forecasts

Our forecast of earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre and comparable hotel results are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR and margin growth; the amount and timing of acquisitions and dispositions of hotel properties is an estimate that can substantially affect financial results, including such items as net income, depreciation and gains on dispositions; the level of capital expenditures may change significantly, which will directly affect the level of depreciation expense and net income; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.

Comparable Hotel Operating Statistics

To facilitate a quarter-to-quarter comparison of our operations, we present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis.

Because these statistics and operating results relate only to our hotel properties, they exclude results for our non-hotel properties and other real estate investments. We define our comparable hotels as properties:

(i) that are owned or leased by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

We do not include an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired the 1 Hotel South Beach in February 2019. The hotel will not be included in our comparable hotels until January 1, 2021. Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

Of the 93 hotels that we owned on March 31, 2019, 87 have been classified as comparable hotels. The operating results of the following hotels that we owned as of March 31, 2019 are excluded from comparable hotel results for these periods:

•	Andaz Maui at Wailea Resort (acquired in March 2018);
•	Grand Hyatt San Francisco (acquired in March 2018);
•	Hyatt Regency Coconut Point Resort and Spa (acquired in March 2018);
•	1 Hotel South Beach (acquired in February 2019);
•

The Ritz-Carlton, Naples, removed in the second quarter of 2018 (business disruption due to extensive renovations including restoration of the façade that required closure of the hotel for over two months, coordinated with renovation and expansion of restaurant areas and renovation to the spa and ballrooms); and

•	San Francisco Marriott Marquis, removed in the third quarter of 2018 (business disruption due to renovations of guestrooms, ballrooms, meeting space, and extensive renovations of the main lobby).

The operating results of five hotels disposed of in 2019 and 2018 are not included in comparable hotel results for the periods presented herein. These operations are also excluded from the hotel operating data for all owned hotels on page 9.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Operating statistics for the non-comparable hotels listed above are included in the hotel operating data for all owned hotels. By definition, the RevPAR results for these properties are not comparable due to the reasons listed above, and, therefore, are not indicative of the overall trends for our portfolio. The operating results for the four hotels acquired in 2018 and 2019 are included in the all owned hotel operating data on a pro forma basis, which includes operating results assuming the hotels were owned as of January 1, 2018 and based on actual results obtained from the manager for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. All owned hotel operating statistics are provided for completeness and to show the difference between our comparable hotel information (upon which we usually evaluate performance) and all of our hotels, including non-comparable hotels. Also, while they may not be illustrative of trends (as compared to comparable hotel operating statistics), changes in all owned hotel statistics will have an effect on our overall revenues.

Constant US$ and Nominal US$

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results for our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. For the full year forecast results, we use the applicable forward currency curve (as published by Bloomberg L.P.) for each monthly period to estimate forecast foreign operations in U.S. dollars and have restated the prior year RevPAR results using the same forecast exchange rates to estimate year-over-year growth in RevPAR in constant US$. We believe this presentation is useful to investors as it shows growth in RevPAR in the local currency of the hotel consistent with how we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the actual and forecast results of net income, EBITDA, Adjusted EBITDAre, earnings per diluted share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre and (iv) Comparable Hotel Property Level Operating Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. Effective January 1, 2019, we adopted NAREIT’s definition of FFO included in NAREIT’s Funds From Operations White Paper – 2018 Restatement. The adoption did not result in a change in the way we calculate NAREIT FFO. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments and adjustments for consolidated partially-owned entities and unconsolidated affiliates. Adjustments for consolidated partially-owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairments and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its “Funds From Operations White Paper – 2018 Restatement,” the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

•

Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs associated with the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of corporate income tax rates from 35% to 21% caused by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce the deferred tax assets and increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our on-going operating performance and therefore excluded this item from Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.

EBITDAre and Adjusted EBITDAre

We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:

•

Property Insurance Gains – We exclude the effect of property insurance gains reflected in our consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last such adjustment was a 2013 exclusion of a gain from an eminent domain claim.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA, EBITDAre and Adjusted EBITDAre, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only) and other items have been and will be made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic and international partnerships that own a total of 10 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by outside partners, and a 15% interest held by outside partners in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.

Comparable Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or “same store,” basis as supplemental information for investors. Our comparable hotel results present operating results for hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable properties after removing the impact of the Company’s capital structure (primarily interest expense), and its asset base (primarily depreciation and amortization). Corporate-level costs and expenses are also removed to arrive at property-level results.  We believe these property-level results provide investors with supplemental information into the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by location and for the Company’s comparable properties in the aggregate. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient by themselves.

Because of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate the performance of our company as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.